BioSpecifics Announces Appointment of Jennifer Chao and
Jyrki Mattila, M.D., Ph.D. to Board of Directors

LYNBROOK, NY – April 22, 2015 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced the appointment of two new members to its Board of Directors, Ms. Jennifer Chao and Jyrki Mattila, M.D., Ph.D.

“It is with great pleasure that we welcome both Jyrki and Jennifer to our Board of Directors. Their combined extensive experience in industry-specific business and product development, strategic planning, leadership, coupled with financial expertise, will be extremely valuable to BioSpecifics as we continue to build value for our stockholders,” commented Thomas L. Wegman, President of BioSpecifics.

Ms. Jennifer Chao is an Advisory Analyst at CoreStrategies Management, LLC, a strategic consulting firm she founded in 2008 focused on providing transformational strategy and maximizing corporate valuation. Previously, she served as Managing Director and Senior Analyst, Biotechnology at Deutsche Bank, Managing Director and Senior Analyst, Biotechnology at RBC Capital Markets, and Senior Analyst, Biotechnology at Leerink Swann. Ms. Chao is a biotechnology industry expert having covered small-, mid-, and large-cap biotechnology companies with a forte on cutting edge technologies, evolving clinical algorithms, and game-changing treatment modalities. She received her B.A. from New York University and was a Research Fellow and recipient of the 1996/1997 Massachusetts General Hospital/Harvard Medical School Biomedical Research Career Award.

Dr. Jyrki Mattila has served as Chief Business Officer at iCeutica Inc. since October 2013. Prior to joining iCeutica, from 2010 to 2013, Dr. Mattila served as President and CEO of LZ Therapeutics, Inc. Before that, he was Executive Vice President of Business Development, Product Development and Technical Operations at Auxilium Pharmaceuticals, Inc. Dr. Mattila previously served in a series of positions with increasing seniority at Orion Corporation, including as President of Orion Pharma, where under his leadership several innovative products were developed and commercialized in global markets. He has negotiated and closed over 50 business agreements, including licensing, co-marketing, collaboration and product acquisition arrangements. Dr. Mattila received his M.D. and a Ph.D. in Pharmacology from the University of Helsinki Medical School and his M.B.A. from the Helsinki School of Economics. Dr. Mattila completed his post-doctoral research fellowship at the University of Kansas Medical Center.

About BioSpecifics Technologies Corp.
BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy. XIAFLEX is marketed in the U.S. by BioSpecifics' partner, Endo International plc (Endo), following the acquisition of Auxilium Pharmaceuticals, Inc. by Endo. Endo has the following partnerships outside the U.S. for XIAFLEX in Dupuytren's contracture and Peyronie's disease; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Mexico and Brazil, and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Endo is managing the clinical development of CCH for frozen shoulder syndrome and cellulite as well development in canine lipoma. BioSpecifics is currently managing the clinical development of CCH for the treatment of human lipoma and preclinical development for uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements
This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements." In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," "likely," "may," "will," "could," "continue," "project," "predict," "goal," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the ability of Endo and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Endo or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Endo; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2014 and its Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics' assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com